Pricing Supplement dated April 9, 2025 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158

$2,000,000

Callable Contingent Interest Notes Due April 14, 2027
Linked to the Least Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, as described below and subject to early redemption at the discretion of the Issuer, the Notes offer a Contingent Coupon for each Observation Date on which the Closing Level of each Underlier is greater than or equal to its Coupon Barrier. Investors should be willing to forgo dividend payments and, if the Final Underlier Value of any Underlier is less than its Trigger Value, be willing to lose a significant portion or all of their investment at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the level of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underliers.

•	Unsecured and unsubordinated obligations of Barclays Bank PLC

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•	The Notes priced on April 9, 2025 (the “Pricing Date”) and are expected to issue on or about April 14, 2025 (the “Issue Date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Assets*:

The Nasdaq-100 Index® (the “NDX Index”), the Russell 2000® Index (the “RTY Index”) and the S&P 500® Index (the “SPX Index”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:

Underlier	Bloomberg Ticker	Initial Underlier Value(1)	Coupon Barrier(2)	Trigger Value(2)
NDX Index	NDX<Index>	19,145.06	11,487.04	11,487.04
RTY Index	RTY<Index>	1,913.163	1,147.898	1,147.898
SPX Index	SPX<Index>	5,456.90	3,274.14	3,274.14

(1) With respect to each Underlier, the Closing Level of that Underlier on the Pricing Date

(2) With respect to each Underlier, 60.00% of its Initial Underlier Value (rounded to two decimal places for the NDX Index and the SPX Index and rounded to three decimals for the RTY Index)

Early Redemption Feature:	On any Call Settlement Date, the Issuer will have the right to redeem the Notes, in whole, but not in part, at its discretion for a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due. If the Issuer elects to redeem the Notes on a Call Settlement Date, we will give you notice on or before the immediately preceding Observation Date. Any early redemption of the Notes will be at our discretion and will not automatically occur based on the performance of the Underliers. No further amounts will be owed to you under the Notes after they have been redeemed.
Contingent Coupon:

If the Notes have not been redeemed by the Issuer and the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on any Observation Date, Barclays Bank PLC will pay a Contingent Coupon of $28.75 per $1,000 principal amount Note on the related Coupon Payment Date.

If the Closing Level of any Underlier is less than its Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable, and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date. Contingent Coupons should not be viewed as periodic interest payments.

Payment at Maturity:

If the Issuer does not elect to redeem the Notes and the Final Underlier Value of each Underlier is greater than or equal to its Trigger Value (which equals its Coupon Barrier), you will receive a cash payment on the Maturity Date equal to $1,000 per $1,000 principal amount Note plus the Contingent Coupon otherwise due.

If the Issuer does not elect to redeem the Notes and the Final Underlier Value of any Underlier is less than its Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 × (1 + Underlier Return of the Least Performing Underlier)

If the Issuer does not elect to redeem the Notes and the Final Underlier Value of any Underlier is less than its Trigger Value, the Notes will be fully exposed to the decline in the value of the Least Performing Underlier from its Initial Underlier Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
(Key Terms continued on the next page)
	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$2,000,000	$2,000,000	$30,000	$1,970,000

[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is $991.60 per $1,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-19 of this pricing supplement.

[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15.00 per $1,000 principal amount Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

(Key Terms continued from previous page)
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Final Underlier Value:	With respect to each Underlier, the Closing Level of that Underlier on the Final Observation Date
Closing Level*:	With respect to each Underlier, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Observation Dates†:	July 9, 2025, October 9, 2025, January 9, 2026, April 9, 2026, July 9, 2026, October 9, 2026, January 11, 2027 and April 9, 2027. The final Observation Date, April 9, 2027, is the “Final Observation Date.”
Coupon Payment Dates†:	July 14, 2025, October 15, 2025, January 14, 2026, April 14, 2026, July 14, 2026, October 15, 2026, January 14, 2027 and the Maturity Date
Call Settlement Dates†:	Each Coupon Payment Date (other than the Maturity Date)
Maturity Date†:	April 14, 2027
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06746BL25 / US06746BL254
*	If an Underlier is discontinued or if the sponsor of an Underlier fails to publish that Underlier, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Level of that Underlier. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of an Underlier in the event of certain changes in or modifications to that Underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

†	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to any Underlier or if a market disruption event occurs with respect to any Underlier on that Observation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, a Call Settlement Date, a Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes(or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Scenario Analysis and Hypothetical Examples

The following examples are hypothetical and are provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Underliers relative to their respective Initial Underlier Values. We cannot predict the Closing Level of any Underlier on any day during the term of the Notes, including on the Observation Dates. You should not take these examples as an indication or assurance of the expected performance of the Underliers. The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

Principal Amount:	$1,000
Term:	Approximately 2 years
Hypothetical Initial Underlier Value*:	100.00 for the NDX Index, 100.000 for the RTY Index and 100.00 for the SPX Index
Contingent Coupon:	$28.75 per $1,000 principal amount Note
Observation Dates:	Observation Dates will occur as set forth on the cover page of this pricing supplement.
Hypothetical Coupon Barrier*:	60.00 for the NDX Index, 60.000 for the RTY Index and 60.00 for the SPX Index (which, with respect to each Underlier, is 60% of the hypothetical Initial Underlier Value of that Underlier)
Hypothetical Trigger Value*:	60.00 for the NDX Index, 60.000 for the RTY Index and 60.00 for the SPX Index (which, with respect to each Underlier, is 60% of the hypothetical Initial Underlier Value of that Underlier)

*

Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlier Values, Coupon Barriers or Trigger Values. The hypothetical Initial Underlier Values of 100.00 for the NDX Index, 100.000 for the RTY Index and 100.00 for the SPX Index have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Value for any Underlier. The actual Initial Underlier Value, Coupon Barrier and Trigger Value for each Underlier are set forth under “Key Terms” above. For historical Closing Levels of the Underliers, see the historical information set forth under the sections titled “The Nasdaq-100 Index®,” “The Russell 2000® Index” and “The S&P 500® Index” below.

Example 1 — Issuer Elects to Redeem the Notes on the First Observation Date

Date	Closing Level	Payment (per $1,000 Note)
First Observation Date	NDX Index: 105.00	Issuer elects to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer pays principal plus Contingent Coupon of $28.75 on Call Settlement Date.
RTY Index: 110.000
SPX Index: 90.00
Total Payment (per $1,000 Note):		$1,028.75 (2.875% total return on the Notes)

The Issuer elects to redeem the Notes on the first Observation Date. The Issuer will pay $1,028.75 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Contingent Coupon due in connection with the first Observation Date because the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on that Observation Date. No further amounts will be owed to you under the Notes. Accordingly, the Issuer will have paid a total of $1,028.75 per $1,000 principal amount Note for a total return of 2.875% on the Notes.

Example 2 — Issuer Elects to Redeem the Notes on the Fourth Observation Date

Date	Closing Level	Payment (per $1,000 Note)
First Observation Date	NDX Index: 105.00	Issuer DOES NOT elect to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer pays Contingent Coupon of $28.75 on first Coupon Payment Date.
RTY Index: 110.000
SPX Index: 90.00
Second Observation Date	NDX Index: 80.00	Issuer DOES NOT elect to redeem the Notes; Closing Level of SPX Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
RTY Index: 90.000
SPX Index: 40.00
Third Observation Date	NDX Index:90.00	Issuer DOES NOT elect to redeem the Notes; Closing Level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
RTY Index: 30.000
SPX Index: 80.00
Fourth Observation Date	NDX Index: 80.00	Issuer elects to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer pays principal plus Contingent Coupon of $28.75 on Call Settlement Date.
RTY Index: 75.000
SPX Index: 90.00
Total Payment (per $1,000 Note):		$1,057.50 (5.75% total return on the Notes)

The Issuer elects to redeem the Notes on the fourth Observation Date. The Issuer will pay $1,028.75 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Contingent Coupon due in connection with the fourth Observation Date because the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on that Observation Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $28.75 on the first Coupon Payment Date. However, because the Closing Level of at least one Underlier is less than its Coupon Barrier on the second and third Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $1,057.50 per $1,000 principal amount Note for a total return of 5.75% on the Notes.

Example 3 — Issuer Does Not Elect to Redeem the Notes, and the Final Underlier Value of Each Underlier Is Greater Than or Equal to Its Trigger Value

Date	Closing Level	Payment (per $1,000 Note)
First Observation Date	NDX Index: 105.00	Issuer DOES NOT elect to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer pays Contingent Coupon of $28.75 on first Coupon Payment Date.
RTY Index: 110.000
SPX Index: 90.00
Second Observation Date	NDX Index: 80.00	Issuer DOES NOT elect to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer pays Contingent Coupon of $28.75 on second Coupon Payment Date.
RTY Index: 75.000
SPX Index: 90.00
Third to Seventh Observation Dates	Various (at least one Underlier below its Coupon Barrier)	Issuer DOES NOT elect to redeem the Notes; Closing Level of at least one Underlier is below its Coupon Barrier on each of the third through seventh Observation Dates; Issuer DOES NOT pay Contingent Coupon on any of the third to seventh Coupon Payment Dates.
Final Underlier Value
Final Observation Date	NDX Index: 85.00	Final Underlier Value of each Underlier is greater than or equal to its Coupon Barrier and its Trigger Value; Issuer pays principal plus Contingent Coupon of $28.75 on Maturity Date.
RTY Index: 110.000
SPX Index: 80.00
Total Payment (per $1,000 Note):	$1,086.25 (8.625 % total return on the Notes)

The Issuer does not elect to redeem the Notes early. Because the Final Underlier Value of each Underlier is greater than or equal to its Coupon Barrier and its Trigger Value, at maturity, the Issuer will pay $1,028.75 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due in connection with the Final Observation Date.

In addition, because the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $28.75 on the first and second Coupon Payment Dates. However, because the Closing Level of at least one Underlier is less than its Coupon Barrier on the third through seventh Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $1,086.25 per $1,000 principal amount Note for a total return of 8.625% on the Notes.

Example 4 — Issuer Does Not Elect to Redeem the Notes, and the Final Underlier Value of Each Underlier Is Less Than Its Trigger Value

Date	Closing Level	Payment (per $1,000 Note)
First Observation Date	NDX Index: 55.00	Issuer DOES NOT elect to redeem the Notes; Closing Level of NDX Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
RTY Index: 110.000
SPX Index: 90.00
Second Observation Date	NDX Index: 55.00	Issuer DOES NOT elect to redeem the Notes; Closing Level of NDX Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
RTY Index: 115.000
SPX Index: 95.00
Third to Seventh Observation Dates	Various (at least one Underlier below its Coupon Barrier)	Issuer DOES NOT elect to redeem the Notes; Closing Level of at least one Underlier is below its Coupon Barrier on each of the third through seventh Observation Dates; Issuer DOES NOT pay Contingent Coupon on any of the third to seventh Coupon Payment Dates.
Final Underlier Value
Final Observation Date	NDX Index: 50.00	Final Underlier Value of NDX Index is below its Coupon Barrier and its Trigger Value; Issuer DOES NOT pay Contingent Coupon on Maturity Date and will repay less than the principal amount resulting in a loss of 1% of the principal amount of the Notes for every 1% that the Final Underlier Value of the Lesser Performing Underlier is less than its Initial Underlier Value.
RTY Index: 110.000
SPX Index: 90.00
Total Payment (per $1,000 Note):		$500.00 (a loss of 50.00% on the Notes)

The Issuer does not elect to redeem the Notes early. Because the Final Underlier Value of at least one Underlier is less than its Trigger Value, at maturity, the Issuer will pay a total of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 × (1 + Underlier Return of the Least Performing Underlier)

Step 1: Determine the Underlier Return of each Underlier:

Underlier Return of the NDX Index:

Final Underlier Value – Initial Underlier Value	=	50.00 – 100.00	= -50.00%
Initial Underlier Value		100.00

Underlier Return of the RTY Index:

Final Underlier Value – Initial Underlier Value	=	110.000 – 100.000	= 10.00%
Initial Underlier Value		100.000

Underlier Return of the SPX Index:

Final Underlier Value – Initial Underlier Value	=	90.00 – 100.00	= -10.00%
Initial Underlier Value		100.00

Step 2: Determine the Least Performing Underlier. The NDX Index is the Underlier with the lowest Underlier Return.

Step 3: Calculate the Payment at Maturity:

$1,000 × (1 + Underlier Return of the Least Performing Underlier) = $1,000 × (1 + -50.00%) = $500.00

In addition, because the Closing Level of at least one Underlier is less than its Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

•	You do not anticipate that the Final Underlier Value of any Underlier will be less than its Trigger Value on the Final Observation Date, and you are willing and able to accept the risk that, if any Final Underlier Value is, you will lose a significant portion or all of the stated principal amount of your Notes.

•	You do not anticipate that the Closing Level of any Underlier will be less than its Coupon Barrier on any Observation Date, and you are willing and able to accept the risk that, if any Closing Level is, you may receive few or no Contingent Coupons over the term of the Notes.

•	You are willing and able to accept the individual market risk of each Underlier and you understand that poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underliers.

•	You are willing and able to forgo participation in any appreciation of any Underlier, and you understand that any return on your investment will be limited to the Contingent Coupons that may be payable on the Notes.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Underliers, nor will you have any voting rights with respect to the securities composing the Underliers.

•	You are willing and able to accept the risk that the Issuer may elect to redeem the Notes at its discretion prior to scheduled maturity, that is more likely that the Issuer will redeem the Notes when it would otherwise be advantageous for you to continue to hold the Notes and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if the Issuer does not elect to redeem the Notes.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Final Underlier Value of any Underlier will be less than its Trigger Value on the Final Observation Date, or you are unwilling or unable to accept the risk that, if any Final Underlier Value is, you will lose a significant portion or all of the stated principal amount of your Notes.

•	You anticipate that the Closing Level of any Underlier will be less than its Coupon Barrier on one or more Observation Dates, or you are unwilling or unable to accept the risk that, if any Closing Level is, you may receive few or no Contingent Coupons over the term of the Notes.

•	You are unwilling or unable to accept the individual market risk of each Underlier or the risk that poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underliers.

•	You seek exposure to any upside performance of the Underliers or you seek an investment with a return that is not limited to the Contingent Coupons that may be payable on the Notes.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Underliers.

•	You are unwilling or unable to accept the risk that the Issuer may elect to redeem the Notes at its discretion prior to scheduled maturity.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if the Issuer does not elect to redeem the Notes.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers or any of the securities composing the Underliers. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Lose a Significant Portion or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Issuer does not elect to redeem the Notes and the Final Underlier Value of any Underlier is less than its Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value. Accordingly, if the Issuer does not elect to redeem the Notes and the Final Underlier Value of any Underlier is less than its Trigger Value, the Notes will be fully exposed to the decline in the value of the Least Performing Underlier from its Initial Underlier Value and you will lose a significant portion or all of your investment at maturity.

•	You May Not Receive Any Contingent Coupons — The Notes differ from ordinary debt securities in that they do not provide for regular interest payments. If the Closing Level of any Underlier is less than its Coupon Barrier on any Observation Date, Barclays Bank PLC will not pay the Contingent Coupon applicable to that Observation Date. If the Closing Level of at least one Underlier is less than its Coupon Barrier on each Observation Date, Barclays Bank PLC will not pay any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

•	Your Potential Return on the Notes Is Limited, and You Will Not Participate in Any Appreciation of Any Underlier — The return potential of the Notes is limited to the Contingent Coupons, regardless of the appreciation in the value of any Underlier. In addition, any return on the Notes will be based on the number of Observation Dates on which the Closing Level of each Underlier has equaled or exceeded its Coupon Barrier prior to maturity or early redemption at the election of the Issuer. Further, if the Issuer elects to redeem the Notes early pursuant to the early redemption feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Issuer may elect to redeem the Notes as early as the first Observation Date, the total return on the Notes could be minimal. If the Issuer does not elect to redeem the Notes, you will not participate in any appreciation in the value of any Underlier even though you will be subject to each Underlier’s risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Underliers or the securities composing the Underliers.

•	Because the Notes Are Linked to the Least Performing Underlier, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Underlier — The risk that you will not receive any Contingent Coupons and will lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Closing Level of at least one Underlier will be less than its Coupon Barrier on the specified Observation Dates or less than its Trigger Value on the Final Observation Date, and therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for one of those Underliers to close below its Coupon Barrier or Trigger Value on an Observation Date or the Final Observation Date, respectively.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Underliers, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

•	You Are Exposed to the Market Risk of Each Underlier — Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the levels of the other Underliers. To receive a Contingent Coupon, the Closing Level of each Underlier must be greater than or equal to its Coupon Barrier on the applicable Observation Date. In addition, if the Notes have not been redeemed prior to maturity and if the Final Underlier Value of any Underlier is less than its Trigger Value, you will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	If the Issuer Does Not Elect to Redeem the Notes, the Payment at Maturity, If Any, Is Calculated Based Solely on the Performance of the Least Performing Underlier — If the Issuer does not elect to redeem the Notes pursuant to the early redemption feature, the payment at maturity, if any, will be linked solely to the performance of the Least Performing Underlier. As a result, in the event that the Final Underlier Value of the Least Performing Underlier is less than its Trigger Value, the Underlier Return of only the Least Performing Underlier will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underliers, even if the Final Underlier Value of any of the other Underliers is greater than or equal to its Trigger Value or Initial Underlier Value.

•	Issuer Call and Reinvestment Risk — The Issuer may elect on any Observation Date other than the Final Observation Date to redeem the Notes, regardless of the Closing Level of any Underlier on that Observation Date and without taking your interests into account. If the Issuer elects to redeem the Notes early, the holding period over which you may receive Contingent Coupons could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed at the election of the Issuer prior to the Maturity Date. For the avoidance of doubt, the fees and commissions described on the cover page of this pricing supplement will not be rebated if the Issuer elects to redeem the Notes prior to the Maturity Date.

It is more likely that the Issuer will redeem the Notes at its election prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by the Issuer of comparable maturity, terms and credit rating trading in the market. The Issuer is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by the Issuer, which includes when the level of any Underlier is less than its Coupon Barrier. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.

•	Any Payment on the Notes Will Be Determined Based on the Closing Levels of the Underliers on the Dates Specified — Any payment on the Notes will be determined based on the Closing Levels of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of Principal Applies Only at Maturity or upon Any Earlier Redemption — You should be willing to hold your Notes to maturity or any earlier redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of each Underlier is greater than or equal to its Trigger Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the levels of the Underliers over a period of time. The Contingent Coupon is determined based on a number of factors, including the expected volatility of the Underliers. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Underliers taken into account in determining the terms of the Notes were lower. As volatility of an Underlier increases, there will typically be a greater likelihood that (a) the Closing Level of that Underlier will be less than its Coupon Barrier on one or more Observation Dates and (b) the Final Underlier Value of that Underlier will be less than its Trigger Value.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive a Contingent Coupon with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupons been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Securities Composing the Underliers — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Underliers. As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or any other distributions or other rights that holders of the securities composing the Underliers would have.

•	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Consequences” above.

Risks Relating to the Issuer

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	Each Underlier Reflects the Price Return of the Securities Composing That Underlier, Not the Total Return — The return on the Notes is based on the performance of the Underliers, which reflects changes in the market prices of the securities composing each Underlier. Each Underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Underlier. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the Underliers Could Adversely Affect the Value of the Notes — The sponsor of an Underlier may add, delete, substitute or adjust the securities composing that Underlier or make other methodological changes to that Underlier that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Level of an Underlier in the event of certain material changes in or modifications to that Underlier. In addition, the sponsor of an Underlier may also discontinue or suspend calculation or publication of that Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Level of that Underlier. Any of these actions could adversely affect the value of the relevant Underlier and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities with Respect to the NDX Index — Some of the equity securities composing the NDX Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index — The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore notes linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlier is to be determined; if an Underlier is discontinued or if the sponsor of an Underlier fails to publish that Underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of an Underlier on any date of determination in the event of certain changes in or modifications to that Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underliers on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underliers and the securities composing the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	the dividend rates on the securities composing the Underliers;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

The Nasdaq-100 Index®

The NDX Index is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the NDX Index, see “Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

Historical Information

The graph below sets forth the historical performance of the NDX Index from January 2, 2020 to April 9, 2025, based on the daily Closing Levels of the NDX Index. The Closing Level of the NDX Index on April 9, 2025 was 19,145.06.

We obtained the Closing Levels of the NDX Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the NDX Index should not be taken as an indication of future performance. Future performance of the NDX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the NDX Index during the term of the Notes, including on any of the Observation Dates. We cannot give you assurance that the performance of the NDX Index will not result in a loss on your initial investment.

* The dotted line indicates the Coupon Barrier and Trigger Value for the NDX Index of 60.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The Russell 2000® Index

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

The graph below sets forth the historical performance of the RTY Index from January 2, 2020 to April 9, 2025, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on April 9, 2025 was 1,913.163.

We obtained the Closing Levels of the RTY Index from Bloomberg, without independent verification. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on any of the Observation Dates. We cannot give you assurance that the performance of the RTY Index will not result in a loss on your initial investment.

* The dotted line indicates the Coupon Barrier and Trigger Value for the RTY Index of 60.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The graph below sets forth the historical performance of the SPX Index from January 2, 2020 to April 9, 2025, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on April 9, 2025 was 5,456.90.

We obtained the Closing Levels of the SPX Index from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Notes, including on any of the Observation Dates. We cannot give you assurance that the performance of the SPX Index will not result in a loss on your initial investment.

* The dotted line indicates the Coupon Barrier and Trigger Value for the SPX Index of 60.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is more than one business day following the Pricing Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 12, 2024, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 12, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 12, 2024, which has been filed as an exhibit to the report on Form 6-K referred to above.